                                                                    EXHIBIT 11.1

                        MERCURY INTERACTIVE CORPORATION

                  COMPUTATION OF NET INCOME (LOSS) PER COMMON
                          AND COMMON EQUIVALENT SHARES
                          (PRIMARY AND FULLY DILUTED)

                    (in thousands, except per share amounts)

                                                          YEAR ENDED DECEMBER
                                                                  31,
                                                         ----------------------
                                                          1996   1995     1994
                                                         ------ -------  ------
Weighted average common shares outstanding.............. 15,908  13,947  12,610
Weighted average common equivalent shares from dilutive
 options (1)............................................    655      --     727
                                                         ------ -------  ------
Weighted average common shares and equivalents.......... 16,563  13,947  13,337
                                                         ====== =======  ======
Net income (loss)....................................... $4,626 $(5,251) $5,049
                                                         ====== =======  ======
Net income (loss) per share............................. $ 0.28 $ (0.38) $ 0.38
                                                         ====== =======  ======

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(1) Common equivalent shares are excluded from the computation if their effect is anti-dilutive.